PROSPECTUS                 Pricing Supplement No. 2991
Dated January 10, 1995     Dated April 23, 1997
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration
Dated January 25, 1995     Statement No. 33-60723

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                  (Redeemable Fixed Rate Notes)
Trade Date:  April 23, 1997

Settlement Date (Original Issue Date):  April 28, 1997

Maturity Date: April 28, 2012 (subject to earlier redemption, as set forth under "Additional Terms-Redemption")

Principal Amount (in Specified Currency): US$20,000,000

Price to Public (Issue Price): The Notes are being purchased by the Underwriter at 100.00% of their principal amount and will be sold at varying prices to be determined at the time of sale.
  For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below.

Agent's Discount or Commission: The Notes will be sold at varying prices to be determined by the Underwriter at the time of each sale.

Net Proceeds to Issuer:  US$20,000,000

Interest Rate Per Annum:  7.60%

Interest Payment Date(s):

  ___  March 15 and September 15 of each year
   X Other: Monthly on the 28th day of each month, commencing on May 28, 1997 (each period from and including an Interest Payment Date or the Original Issue Date, as the case may be, to but excluding the next succeeding Interest Payment Date is referred to herein as an "Interest Period")
Form of Notes:

   X   DTC registered        ____  non-DTC registered

Repayment, Redemption and Acceleration

Initial Redemption Date:  April 28, 1998, and thereafter on any
  Interest Payment Date (See  "Additional Terms--Redemption"
  below)
Initial Redemption Percentage:  100%
Optional Repayment Date:  Not applicable ("N/A")
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration:  N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.
                       (Fixed Rate Notes)
                           Page 2
                      Pricing Supplement No. 2991
                      Dated April 23, 1997
                      Rule 424(b)(3)-Registration
                      Statement No. 33-60723

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

  Interest.

  Accrued interest on the Notes for each Interest Period shall be calculated and paid based on the number of days in such Period divided by 360 (the number of days in such Period to be calculated on the basis of a year of 360 days consisting of twelve 30-day months). As a result, the amount payable on each Interest Payment Date will remain constant irrespective of the actual number of days that have elapsed since the preceding Interest Payment Date.

  Optional Redemption.

  The Company may at its option elect to redeem the Notes in whole on April 28, 1998 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

                       (Fixed Rate Notes)
                           Page 3
                      Pricing Supplement No. 2991
                      Dated April 23, 1997
                      Rule 424(b)(3)-Registration
                      Statement No. 33-60723

  Certain Covenants of the Company.

  As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee, eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes.

Additional Information:

  General.

  At December 31, 1996, the Company had outstanding indebtedness totalling $121.792 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 1996 excluding subordinated notes payable after one year was equal to $121.095 billion.

  Consolidated Ratio of Earning to Fixed Charges.

  The information contained in the Prospectus under the caption
  "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

                    Year Ended December
               1992  1993  1994  1995  1996
               1.44  1.62  1.63  1.51  1.53

  For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

  Documents Incorporated by Reference.

  The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows: There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

                       (Fixed Rate Notes)
                           Page 4
                      Pricing Supplement No. 2991
                      Dated April 23, 1997
                      Rule 424(b)(3)-Registration
                      Statement No. 33-60723

Plan of Distribution:

  The Notes are being purchased by Bear, Stearns & Co. Inc. (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities
  Act of 1933, as amended.